KPMG LLP	Telephone	+1 973 467 9650
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150 John F. Kennedy Parkway	kpmg.com
Short Hills, NJ 07078-2702

May 28, 2026

Absolute Shares Trust Red Bank, New Jersey

Ladies and Gentlemen:

In connection with the request that we allow Absolute Shares Trust (“Trust”) and Cohen & Co., which has been engaged by Absolute Shares Trust, access to our work papers prepared in connection with our audits of the 2025 financial statements of the Trust and to our work papers prepared in connection with engagements to review the Trust’s financial information performed in accordance with the standards of the Public Company Accounting Oversight Board (United States) for the 2025 year. We have received authorization from management of the Trust to allow Cohen and Co. such access to the work papers prepared in the course of the audits ,but work papers we consider proprietary will not be made available, and we will not allow any copies of such work papers to be made.

Our audit of the 2025 financial statements of the Trust was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), with the objective of expressing an opinion as to whether the presentation of the financial statements and schedules, taken as a whole, conforms with U.S. generally accepted accounting principles. It should be understood that our report and the financial statements and schedules may be subject to review by the Securities and Exchange Commission (SEC) staff and to the application by them of their interpretation of the relevant rules and regulations. An audit is planned and performed to obtain reasonable, but not absolute, assurance about whether the financial statements are free of material misstatement, whether caused by error or fraud. Absolute assurance is not attainable because of the nature of audit evidence and the characteristics of fraud. Therefore, there is a risk that material errors, fraud (including fraud that may be an illegal act), and other illegal acts may exist and not be detected by an audit of financial statements performed in accordance with the standards of the Public Company Accounting Oversight Board (United States). Also, an audit is not designed to detect matters that are immaterial to the financial statements. In addition, those standards require the independent auditor to plan and perform his or her work with due professional care. Due professional care imposes a responsibility upon each professional within an independent auditor’s organization to observe the standards of fieldwork and reporting. The concept of selective testing of the data being audited, which involves judgment both as to the number of transactions to be audited and as to the areas to be tested, has been generally accepted as a valid and sufficient basis for an auditor to express an opinion on financial statements. Thus, our audit, based on the concept of selective testing, is subject to the inherent risk that material errors or fraud, if they exist, will not be detected. In addition, an audit does not address the possibility that material errors or fraud may occur in the future.

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.

Absolute Shares Trust

May 28, 2026

Also, our use of professional judgment and the assessment of materiality for the purpose of our work means that matters may have existed that would have been assessed differently by Cohen & Co. We make no representation as to the sufficiency or appropriateness of the information included in our work papers for your purposes. The auditing procedures that we performed were restricted to those required under the standards of the Public Company Accounting Oversight Board (United States) to enable us to formulate and express an opinion on the fairness of the presentation of the Trust’s 2025 financial statements taken as a whole; thus, any notations, comments, and individual conclusions appearing on any of our audit work papers do not stand alone, and are not to be read as an opinion or conclusion with respect to any individual amounts, accounts, balances, or transactions.

Our audits of the Trust’s 2025 financial statements discussed above were performed (and the work papers prepared in connection therewith were made) for the purposes stated above Therefore, items of possible interest to Absolute Shares Trust may not have been specifically addressed. In addition, we have not performed any audit procedures since the date of our auditors’ report, August 29, 2025, and significant events may well have occurred since that date.

KPMG has agreed to make its work papers available for review remotely via a secure, read- only viewing technology subject Cohen & Co. agreement to not copy, whether via screenshots, photographs, other image capture devices/technologies, or in any other manner, the work papers or, except as provided below, make them available to any other persons without our prior written permission. Cohen & Co. also agree to inform each of its personnel involved in reviewing the work papers of the restrictions contained in this paragraph and obtain the agreement of each such reviewer to abide by such restrictions and to monitor compliance therewith.

In consideration of KPMG LLP (KPMG) allowing Cohen & Co. access to the work papers referred to above, and to the information contained therein, Absolute Shares Trust agrees that it does not acquire any right as a result of such access that it would not otherwise have had. Absolute Shares Trust also agrees that KPMG has not assumed any duties or obligations as a result of permitting access that it would not otherwise have had.

Absolute Shares Trust also agrees to indemnify and hold harmless KPMG and its personnel from any claim by Cohen & Co. or any other third party which arises as a result of KPMG permitting access to its work papers under this letter in connection with this transaction. As a condition of such indemnity, Absolute Shares Trust shall have the right, at its option, to assume and control the defense of any such claim and to settle any such claim in its discretion. KPMG shall give prompt notice to Absolute Shares Trust of any claim for which it may seek indemnification under this paragraph. Selection of counsel will be subject to the approval of KPMG, which approval will not be unreasonably withheld.

Further, except as required by law, regulation or applicable professional standards promulgated by the AICPA or PCAOB; provided that, (to the extent permitted by law) KPMG shall be given prior notice of any such disclosure, it is understood and agreed that the use of the information learned as a result of the review of the work papers will be limited to Absolute Shares Trust consideration of the transaction described above, and will not be shared with any person other than Cohen & Co..

Absolute Shares Trust

May 28, 2026

Please confirm your agreement with the foregoing by signing and dating a copy of this letter and returning it to us.

Very truly yours,

KPMG LLP

/s/ Farhan Syed
Farhan Syed
Partner

Absolute Shares Trust

May 28, 2026

ACCEPTED

/s/ Ann Schreiber
Absolute Shares Trust

By	Ann Schreiber
Authorized Signature and Title

5/28/26
Date

ACKNOWLEDGED

/s/ John V. Braun Jr. - Partner
Cohen & Co.

By	John V. Braun Jr. - Partner
Authorized Signature and Title

5/28/26
Date